EXHIBIT 10.4

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (the “Agreement”) is dated June 13, 2011 (“Effective Date”), and is entered into by and among Husky Ventures, Inc. and any of its subsidiaries and Affiliates (“Husky”), a Delaware limited liability company, and Starboard Resources LLC and its successors and assignees (the “Participant”), a Delaware limited liability company (the “Participant”). Husky and Participant, are at times each individually referred to herein as a “Party” and are at times collectively referred to herein as the “Parties”.

WITNESSETH:

1.             Properties. Husky desires to grant the Participant the right to participate in the drilling of wells to explore for hydrocarbons on all of its current, existing, and future oil and gas properties, leases, rights and interests described on Exhibit A hereto, all in accordance with, and subject to the terms and conditions of this Agreement (“Properties”).

The Agreement will supersede the Participation Agreement between Husky Ventures, Inc. and Hunton Oil LLC dated September 6, 2009, and said Agreement shall be null and void and without affect for any purposes whatsoever.

2.             Working Interests.

(a)           General. Effective as of the Effective Date, Husky grants to the Participant the option, and not the obligation, to fund the cost and own a working interest (“WI”) in an equal amount up to 25% of 8/8ths working interest in whole or in part at the Participant’s sole election (“Participation Rights”) in any drilling, completion, re-entry, sidetracking, horizontal laterals, recompletion, workover, secondary recovery, or tertiary recovery or any other activity for the purpose of maintaining, enhancing or adding proved developed producing oil and gas reserves, and any other method of enhancing or adding proved developed producing oil and gas reserves (“Proposed Operations”) in the same zone or in a different zone that does not involve a Workover Operation (defined below), as applicable, in any well, in each case at the actual cost to Husky (a “heads-up” basis), which will include costs for geological, seismic or well consultants, logs, seismic information and other similar data needed to conduct any of the Proposed Operations, without, except as provided in Sections 2(g), 2(i) and 3 below, any additional fees paid to or charged by (i) Husky; and/or (ii) Gregg McDonald and Affiliates; and/or (iii) Westport Oil Company and its Affiliates (collectively “Interested Parties”), on any of the Properties or in any other well in which Husky has the right to participate, including non-operated wells (each a “Well”) except for those amounts to Interested Parties as included in Exhibit B. A workover operation (“Workover Operation”) shall be any operation such as pulling tubing or other maintenance operation that does not involve capital expenditures. For clarification purposes, the Participant’s failure to participate in any Well does not preclude such Participant from participating in any other Well.

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Participant will have the right of first offer (“ROFO”) as to one-half (1/2) of any interest acquired by Husky in the event third party investors exclusive of the Participation Rights permitted to participate in any well in the Properties inform Husky of their intention of foregoing future investment in wells. Under the ROFO, Husky must offer Participant one-half (1/2) of any additional working interest acquired by Husky on terms consistent with the Agreement.

The Participant shall be entitled to and shall be conveyed an undivided ownership interest (equivalent to its ownership in the ‘Well) in the well, all leasehold held by any Well and all equipment (including, but not limited to, storage tanks, pumpjacks, electric, pumping, production, transportation, gathering, processing equipment, and other related equipment), roads, and other assets and properties, including production, and contract rights and other rights in which it participates and associated with each Well (collectively, the “Related Assets”). The Participation Rights shall be restrictive covenants running with the land. The Parties’ rights and obligation in a particular Well and leasehold will be governed by this Agreement and any existing joint operating agreement (“Existing JOA”) that binds the applicable Properties; provided that, solely as between the Parties, this Agreement shall he considered to be controlling if there is a conflict between any provision of this Agreement and any JOA (as defined below). If there is no Existing JOA on a particular Property, lease or Well, then the joint operating agreement (the “New JOA” collectively with the Existing JOA, the “JOA”) in Exhibit C shall apply, which shall be in an industry standard form (e.g., AAP’, Form 610 from 1989). The New JOA will have a 500% non-consent penalty and will provide that the Participant will receive a title opinion with respect to the applicable Well in a form reasonably acceptable to the Participant in accordance with industry standard providing evidence of good and sufficient defensible title to the Properties to be assigned to the Participant to commence any proposed drilling in addition to any other title or similar opinions, including division order title opinions (collectively “Title Opinions”). Title Opinions shall be forwarded to the Participant in accordance with Notices within thirty (30) days of receipt by Husky. However, the Participant may waive the requirement of a Title Opinion for any Well at the Participant’s election. Each JOA shall list the participants (including in a Well and their working interest as part of the Appendix). Each Well’s location for any Proposed Operations will be subject to the applicable JOA in regards to proposal and acceptance by the Parties. The conveyance of any Properties to the Participant by Husky shall be free and clear of any and all mortgage liens and security interests.

(b)           Proposed Operations. For all Wells proposed by Husky, Husky shall provide a completed election notice in an industry standard form to be mutually agreed to by the Parties containing substantially the same information as provided in Exhibit D, and an Authority for Expenditure (“AFE”) containing substantially the same information as provided in Exhibit E prior to the initiation of any operation in which the Participant has Participation Rights and indicate the maximum WI available to the Participant (“Wl Election Notice”). No fees or other expenses other than the actual, reasonably incurred costs associated with the acquisition of leases, the Proposed Operations or Workover Operation, as applicable, of such Well shall be allocated to any Well, except as provided in Sections 2(g), 2(i), 3 and Exhibit “B” hereof Husky shall notify Participant of the dates when drilling and completion will begin. Prior to Spud of a Well, Husky will provide the Participant with copies of signed AFE’s, election letters or other written evidence that one hundred percent (100%) of the WI has been committed to the drilling of the Well.

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If the Participant elects not to participate in a Well by selecting “Participant DOES NOT elect to participate in the Well” in the Participant’s WI Election attached hereto as Exhibit F or does not respond within ten (10) Business Days of receipt to a WI Election Notice, such Participant shall be deemed to have not elected to participate in such Well (“Non-Electing Participant”). If the Participant is deemed to be a Non-Electing Participant based on a lack of a timely response to the WI Election Notice, Husky will have no further obligation to such Participant regarding such WI Election Notice and the Participant’s Participation Rights in such Well will terminate and all other Participant’s Participation Rights shall survive. Husky, however, will ascertain that the Participant received the WI Election Notice. The Non-Electing Participant shall reassign to Husky all leasehold interest and Related Assets it may own in the drilling and spacing unit attributed to the Well for which the Participant is deemed non-electing. The reassignment shall be made by Participant within ten (10) Business Days of a request for said reassignment by Husky and Husky shall reimburse Participant for all costs previously paid by the Participant for the acquisition of that interest within ten (10) Business Days of Husky’s receipt of the reassignment in recordable form.

Husky shall ensure that for each Well to be drilled by Husky as operator (“Husky Operated Wells”), the Participant will receive an AFE, a JOA, and the Spud date (defined in Section 10(a) below), all to be provided no less than thirty (30) days prior to the Spud of such Well or other beginning date of an operation on such Well, as applicable (“Spud Notice Period”). If the Spud Notice Period is not given by Husky, Participant will have the option to pay drilling and completion costs upon receipt of invoices and will not be obligated to fund any portion of the Cash Call (defined below) prior to receipt of invoices. Participant shall not be obligated to pay any costs of a Proposed Operation unless and until the Participant is provided with an AFE for said operation.

No AFE provided to a Participant shall have a contingency expense greater than fifteen percent (15%) of the expenditures covered by such AFE except for the expenditures related to New and Existing Acreage (each as defined in Section 3). Each AFE provided hereunder will contain commercially reasonable calculations and terms.

For all Wells, Husky shall ensure that any and all funds made available by Participant (“Participant’s Funds”) shall be held in a bank account(s) that contains funds relating only to the Wells and to Husky’s or any of its subsidiaries’ serving as operator thereof (and which may include (A) oil or gas proceeds held on account of, or for the benefit of, any third-party owner of oil or gas interests, or (B) taxes, charges, costs and expenses that are required to be paid on account of, or for the benefit of, any third-party owner of oil or gas interests), which shall not be commingled with other funds of Husky and its subsidiaries, and the Participant’s Funds for any Well shall be used to pay for actual, reasonably incurred costs and expenses associated with such Well listed on the applicable AFE. In addition, for all Husky Operated Wells, the Participant’s Funds shall be expended in accordance with a timetable provided to all working interest (“WI”) owners by Husky or as dictated by applicable vendor terms. Within fifteen (15) days of the end of each month through the final completion of a Well, Husky will provide to the Participant a copy of a bank statement reflecting the balance of the bank account in which Participant’s Funds are held. Any Cash Call provided to Husky for a Well that is not Spud ninety (90) days after the end of the Spud Notice Period shall be returned to the Participant in full and Husky will then provide the Participant another opportunity to participate in the same Well by providing the Participant with another WI Election Notice for the same Well and repeat the process described in this section. Husky shall ensure that each Participant shall have the right to audit such expenditures upon request.

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(c)           Drilling and Production Data. Husky will provide Participant information outlined in Exhibit G while drilling (“Drilling Well Information Requirements”).

Husky shall provide Participant with any and all production data provided to any of the other working interest owners in a Well. At a minimum, Husky shall ensure that Husky provides the Participant daily production for all Husky Operated Wells, individually and in total, on a daily basis from the date of first production through the final report in the third month of production and on a monthly basis thereafter (“Production Data”), which shall include, when available, choke size, flowing tubing pressure, flow rates, gas rates, oil production, water production, method of production (free flow, rod pumping, etc) and any reasons for a well that is offline. See Exhibit H for a complete list of requirements and reporting guidelines. Monthly pumpers’ reports shall be provided to Participant prior to the 10th of the succeeding month. The information required by this paragraph may be provided directly to Participant or may be made available to Participant through an online posting. In addition, Husky shall provide the Participant with the contact information for the pumper of each Well (“Pumper”) so that the Participant may contact the Pumper to request and obtain daily production reports directly from the field. If the Pumper fails to provide the information required by this paragraph, then Husky shall provide the information. If Husky or the Pumper fails to provide the information required by this paragraph, the obligation of the Participant to pay any amounts due (“Amounts Due”), including, but not limited to, JIBs and AFE’s, will be suspended until the information is provided to Participant. Participant will pay any Amounts Due that have been unpaid because of this provision within five (5) Business Days of the information being provided.

(d)           Proposed Wells. Husky shall propose, drill and complete a minimum of four (4) wells per calendar year (two wells from the Effective Date to December 31, 2011) until such time as all drilling and spacing units in the AMI have been drilled and completed (“Required Wells”). If Husky fails to propose, drill and complete any Required Wells in any calendar year as required hereunder (“Undrilled Wells”), Participant shall have the option to poll the working interest owners in the Undrilled Wells in an election to determine if Husky should be replaced as operator of such Undrilled Wells. Any Undrilled Wells shall be cumulative so that if, for example, there exist two (2) Undrilled Wells in year one and one (1) Undrilled Well in year two, Participant shall have the right, but not the obligation, to poll the working interest owners in the total of three (3) Undrilled Wells in an election to determine if Husky should be replaced as operator of such Undrilled Wells. In addition, if Husky will not timely drill the well Participant shall have the right, but not the obligation, to poll the working interest owners in any well that must be drilled to save leases in an election to determine if Husky should be replaced as operator to allow that well to be timely drilled to save leases. The provisions of the section shall not limit the right of the Participant to propose wells under the applicable JOA.

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(e)           Infrastructure, Transportation and Related Services. Husky shall ensure that all infrastructure, transportation and services related to any Well, including transportation, gathering, treating, processing, compression, storage, marketing and other methods required to bring the associated hydrocarbons to market (“Midstream Services”), will be provided to the Participant at Husky’s direct cost, without mark-up or fees, proportionately reduced, from the vendor providing such services (“Midstream Costs”). The Participant will not be responsible for any amount exceeding the Midstream Costs for Midstream Services. Husky shall take commercially reasonable actions necessary to ensure that each of the Wells will be provided Midstream Services. Husky shall provide the Participant drafts of all new Midstream Service contracts and any material amendments thereto prior to signing any contracts or amendments. Husky shall reasonably consider any suggestion promptly made by the Participant regarding any concerns related to the Midstream Service contracts and performance and Husky agrees to evaluate such in “good faith” and endeavor to implement such if beneficial to the WI owners.

(h)           Sequestration of Drilling Funds. Husky or the operator of such Well shall provide Notice to the Electing Participant for a cash call in an amount equal to the sum of each Electing Participant’s WI and any Additional WI to be received by the Electing Participant (collectively, “Elected WI”), multiplied by the amount of the AFE on an 8/8th’s basis (“Cash Call”). Participant must fund 25% of the Cash Call prior to Spud, 25% of the Cash Call prior to pressure pumping activities for the Completion, and the remaining 50% upon receipt of Drilling and Completion invoices and associated JIB. The funding of a Cash Call must be made within fifteen (15) Business Days of the Notice for the Cash Call. If the Participant fails to provide the Cash Call funds when due, Husky shall provide a notice to the Participant of such non-payment (“Non-Payment Notice”). If the Participant fails to provide the 25% of the Cash Call due prior to Spud or the 25% of the Cash Call due prior to pressure pumping activities for the Completion within three (3) Business Days after receipt of the Non-Payment Notice, then at Husky’s option, either: (a) the Participant shall be deemed to be a Non-Electing Participant; (b) the Participant’s WI will be prorated based upon the amount funded by the Participant relative to the actual cost of the Well; or (c) Husky may proceed to collect the unpaid JIBs by any legal means available to Husky with interest accruing on any unpaid amount at a rate of eighteen percent (18%) or the highest applicable permitted by law per annum beginning on the date the Cash Call was due until such amount is paid and the Participant will be in breach of this Agreement.

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For any Well in which the Participant exercises its Participation Rights, Husky will submit Joint Interest Billings (JIBs) to the Participant setting forth invoices due to vendors (“Invoice Notice”) and the Participant will disburse such payments to Husky for any amount not previously paid, and in accordance with this Agreement, within ten (10) Business Days of receipt of an Invoice Notice. If within seven (7) Business Days, the Participant requests additional details regarding such invoices in “good faith,” payment shall be made to Husky within five (5) Business Days of the receipt of such additional details. If the Participant fails to provide funds when due for a Well, Husky shall provide a Non-Payment Notice to the Participant. Thereafter, if the Participant fails to provide the said funds within three (3) Business Days after receipt of the Non-Payment Notice, then at Husky’s option, either: (a) the Participant’s WI: (i) for any Husky Operated Wells, will be prorated based upon the amount funded by the Participant relative to the actual cost of the Well or (ii) for any Non-Operated Wells, subject to the applicable JOA; or (b) Husky may proceed to collect the unpaid JIBS by any legal means available to Husky with interest accruing on any unpaid amount at a rate of eighteen percent (18%) or the highest applicable permitted by law per annum beginning on the expiration of such three day period until such amount is paid and the Participant will be in breach of this Agreement.

If actual drilling costs exceed the AFE funded, the Participant shall fund its portion of said overages in accordance with the provisions of the JOA and if actual drilling costs are less than the AFE funded, Husky shall repay the Participant such amount as quickly as possible and no later than thirty (30) days after drilling operations cease. If Participant has not received such repayment within such 30-day period, the Participant shall give Husky written notice of said failure and Husky shall have five (5) Business Days from receipt of said notice to make such repayment. If the Participant has not received such repayment within such five (5) day period, interest will accrue on any unpaid amount at a rate of eighteen percent (18%) or the highest applicable permitted by law per annum beginning on the expiration of such five (5) clay period until such amount is paid and Husky shall be in breach of this Agreement.

(g)           Compensation. (i) Husky Compensation. As compensation for its services in developing the Prospects and acting as operator for Proposed Operations and Workover Operations of each Well, Husky shall receive a 5% carried interest on all actual and reasonable drilling and completion costs incurred (“Carry Amount”), up to a total of $4,000,000.00 of total drilling and completion costs incurred per Well. If more than $4,000,000.00 of drilling and completion costs are incurred in any Well, Husky shall only be entitled to the Carry Amount for the costs exceeding $4,000,000.00 if the Well produces not less than 325 barrels of oil equivalent per day for any thirty (30) days in the first one hundred and twenty (120) days of production. In no event shall Husky be entitled to the Carry Amount for any drilling and completion costs incurred in excess of $5,000,000.00 for any Well. Husky will then own a 5% working interest, proportionately reduced, in the Well. Such Carry Amount, however, shall not reduce the Participant’s Elected WI. The Participant shall not be required to pay any charges for supervision by Charles V. Long, Jr. (ii) Geological Fee. Exhibit “B” attached hereto calls for the one time payment of a Geological Fee of $20,000.00 for the North Cimarron Prospect. The Participant shall pay its proportionate share of the Geological Fee as part of the payment for the Corwin Well described in Section 2(j) hereof.

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(h)           Royalty Burdens. (i) No Interested Parties, except for those amounts to Interested Parties as included in Exhibit B, has been or shall be granted any royalty interest or any overriding royalty interests (“ORRI”) or royalty interest rights (collectively, “Royalty Burdens”) with respect to any of the Properties, unless agreed in writing by the Parties; and (ii) neither of the Parties have any other obligation (oral or in writing) to grant any Royalty Burdens with respect to the Properties. Additionally, the Parties will not grant any Royalty Burdens with respect to the Properties to any individual or entity except to the mineral owner or leasehold owner from whom a farmout is obtained in connection with the acquisition of such Properties, unless agreed in writing by the Parties. A minimum of 75.0% (proportionately reduced) Net Revenue Interest (“NR1”) will be delivered to the Participant on the Properties as herein described after any and all Royalty Burdens. On any farmed in, leased or pooled acreage which is jointly acquired by the Parties, the NRI shall be equal to the NRI associated with each of the Properties prior to any ORRI’s except as provided in Section 2(i) herein.

(i)            Geologist ORRI’s. All references to ORRI’s in this Section 2(i) are to be proportionately reduced. On any leasehold interest acquired at less than or equal to a 81.25% NRI (proportionately reduced), the Geologist will receive an ORRI based on HUSKY’s existing obligations as follows: (i) a 2% ORRI for leases providing less than or equal to an 81.25% NRI and greater than or equal to an 80% NRI; (ii) a 1% ORRI for leases providing less than an 80% NRI but greater than a 75% NRI; and (iii) a 0% proportionately reduced ORRI for leases less than or equal to a 75% NRI. In addition, any NRI that is greater than 81.25% will be split one-third (1/3) to the 100% WI owners and two-thirds (2/3) to the Geologist. For example, if the NRI is 85.25%, the WI owners shall receive an 80.58% NRI [79.25% + (85.25% - 81.25%)/3], and the Geologist shall receive a 2.66% ORRI.

(j)            Prior Well Working Interests. The Farland (Section 31-16N-4W), Robinson (W/2 of Section 30-16N-4W), William (E/2 and NW//4 of Section 6-15N-4W), Naomi (W/2 of Section 29-16N-4W), Olin (W/2 of Section 20-16N-4W) and Bridal (W/2 of Section 5-I5N-4W) wells have already been drilled and Participant has participated in those wells (collectively, “Existing Wells”). Notwithstanding any of the other provisions of this Agreement to the contrary, the Participant elects to participate with a 25% working interest in the Hancock Well (E/2 of Section 20-16N-4W) and the Corwin Well (W/2 of Section 34-17N-5W). The Participant shall pay the Cash Calls pursuant to Section 2(f) hereof within one (1) Business Day of the execution of this Agreement for the Hancock Well and within one (1) Business Day of the execution of this Agreement for the Corwin Well. Failure of the Participant to pay these costs within these time periods shall deem the Participant to be a Non-Electing Participant in these wells. Within thirty (30) days of the execution of this Agreement, the Participant shall pay the Carry Amount for the final completion costs in the Robinson, Olin, and Naomi Wells to Husky. The Participant agrees to pay the proportionate share of the final completion costs not already paid including the Carry Amount in the Bridal and William Wells within thirty (30) days of the receipt of invoices. Participant shall not he required to pay the Carry Amounts on the final completions of the Robinson, Olin and Naomi Wells until the previously raised accounting issues are resolved to the parties’ satisfaction or until such time as these accounting issues are resolved by the procedure outlined in Section 2.m. below.

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(k)           Oil and Gas Revenue Payment. Husky shall direct oil and gas revenues to be paid directly to Participant by the respective marketing company for oil sales and gas sales.

(l)            Operations review. Participant may request an operations review (“Operations Review”) once each year, and Husky must conduct the Operations Review within 30 days. Husky must present data on LOE costs, plans to minimize operational costs, and future well operations. Husky must run a fluid level test on any well upon request, which must be completed within 30 days. If the Participant requests more than one (1) fluid test annually, Participant shall be responsible for all costs related to any fluid test run more than once annually. Husky shall not be required to run a fluid test on any well that is flowing without artificial lift. Participant is permitted to propose operations to minimize LOEs or improve field efficiency. Failure to conduct the Operations Review if requested by Participant will result in LOEs being placed in escrow until the Operations Review has been completed, at which time the entire escrow account will be paid to Husky.

(m)           Accounting. Husky shall provide to the Participant within forty (40) days of the end of each month copies of all invoices for drilling, completion and JIBs through the Wolfepak Software Document Imaging System. Participant shall have the option at Participant’s cost to annually audit the books and records of Husky with regard to any well(s) in which the Participant participates. The Participant may provide Husky with a list of particular expenses for which it may have questions or for which it may believe have been improperly accounted for (“Questioned Items”). The notice of the Questioned Items will provide sufficient detail to allow Husky to investigate the issues raised with regard to the Questioned Items. Husky shall have forty-five (45) days from receipt of the notice of Questioned Items to respond to the Questioned Items and make corrections, if determined necessary. The Parties shall thereafter have thirty (30) days to reach an agreement as to the disposition of the Questioned Items. If such agreement is not reached, either party may request an audit of the disputed Questioned Items by an independent auditor. If the independent auditor finds a majority of the disputed Questioned Items should be adjusted according to the request of the Participant, Husky shall pay the cost of the audit. If the independent auditor finds a majority of the disputed Questioned Items should not be adjusted according the request of the Participant, the Participant shall pay the cost of the audit.

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(n)           Existing Leasehold Costs. For all existing leasehold for which the Participant has not paid its proportionate share of costs, Husky shall provide the Participant with a title opinion with respect to that leasehold in a form reasonably acceptable to the Participant in accordance with industry standard providing evidence of good and sufficient defensible title to the working interest to be assigned to the Participant; however, the Participant may waive the requirement of the title opinion at Participant’s election. Husky shall invoice the Participant for all costs at cost basis; however, for clarification purposes shall exclude any amounts to Husky and any Affiliates, but shall include actual landman, broker, attorney or other third party related costs. The Participant shall then pay Husky the amount of said invoices within 10 Business Days of receipt of an invoice for the portion of the leasehold for which is documented as not having any title related issues that impair defensible title to the working interest acquired or to be acquired by the Participant as provided in the written title opinion provided by an attorney or the Participant shall be deemed to have elected not to acquire that leasehold and shall have no other rights thereto. If a title attorney in good standing in the State of Oklahoma provides written notice that leasehold is documented as not having any title related issues that impair defensible title to the working interest, than that statement by the title attorney shall be accepted by the Parties. In addition, the Participant shall pay Husky $10.00 per net acre as a management fee for overseeing the purchase of this leasehold. If Husky has not assigned that leasehold to the Participant, than Husky shall do so within 30 days after payment in full by the Participant for the cost of acquiring the leasehold. If Husky fails to provide the assignment as required by this paragraph, the obligation of the Participant to pay any JIBs will be suspended until the assignment is provided. Participant will pay any JIBs that have been unpaid because of this provision within five (5) days of the assignment being provided.

(o)            Expiring Leases. Husky shall provide Participant with at least six month’s notice of any expiring leases regarding the Properties.

3.            Acquisition of Acreage; Reimbursement of Land Costs. Acreage acquired by Husky or through a third party and not already owned or acquired by Participant (“New Acreage”) shall be billed to the Participant on a ground floor, at cost basis; however, for clarification purposes, shall exclude any payments or amounts to Husky, but shall include actual landman, broker, attorney or other third party related costs, each not to exceed market rates. The Participant shall reimburse Husky for such Participant’s proportionate share of such Well’s actual lease bonuses, landman and attorney costs and fees, and title work costs associated with any New Acreage after the Effective Date and for which is documented as not having any title related issues that impair defensible title to the New Acreage and WI to be assigned to the Participant as provided in a written title opinion provided by an attorney. If a title attorney in good standing in the State of Oklahoma provides written notice that leasehold is documented as not having any title related issues that impair defensible title to the Properties, then that statement by the title attorney shall be accepted by the Parties. Said reimbursement to Husky shall be made by the Participant within ten (10) Business Days of receipt of invoices reflecting said costs or the Participant shall be deemed to have elected not to acquire that leasehold and shall have no other rights thereto. In addition, the Participant will pay Husky ten dollars ($10.00) per net acre as a management fee for overseeing the purchase of such New Acreage. Once Participant has made the payments for New Acreage with respect to a specific acre around a Well, it will not be required to make the same or additional payment for such acre in the future even if additional wells are drilled on that New Acreage, as the case may be.

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A lease schedule in Excel format (“Lease Schedule”) which includes all leases taken by Husky or on behalf of Husky by its designated landman, will be provided to Participant upon request, but no more than on a Quarterly basis.

4.            Well and Equipment Assignment. Within thirty (30) days after payment in full by the Participant of the actual Well Costs for a particular Well (an “Assignment Deadline”), Husky shall:

(a)           execute, acknowledge and deliver to the Participant an assignment in an industry standard form to be mutually agreed upon by the Parties (an, “Assignment”, attached as Exhibit I) conveying the interest equal to such Participant’s WI in the applicable Well, Related Assets, and other Properties;

(b)           execute, acknowledge and deliver to the Participant forms of conveyance or assignment as required by the applicable authorities for transfers of interests in any state, federal or Indian leases included in the relevant Properties and, if reasonably requested by the Participant, other forms of conveyance;

(c)           execute and deliver to the Participant letters in lieu of transfer orders (or similar documentation), in a form acceptable to both Parties; and

(d)           execute and deliver to the Participant an affidavit or other certification (as permitted by the Internal Revenue Code of 1986, as amended (the “Code”)) that it is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code.

Husky shall preserve at its offices or at a storage facility nearby all of the lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records which do not particularly relate to the Properties), and other similar files and records which relate to the Properties. Husky will allow the Participant access (including, without limitation, the right to make copies at the Participant’s expense) to such files at all reasonable times during normal business hours and at the Participant’s request. Husky shall not dispose of such files prior to two (2) years after the plugging of a well without the prior written consent of the Participant after providing the Participant with an opportunity to receive delivery of such files. If Husky fails to provide an Assignment to a Participant on or prior to the applicable Assignment Deadline with respect to a Well, and such Participant has given Husky five (5) Business Days prior written notice of the failure to deliver such Assignment, then the Participant shall be permitted to tile a mechanics lien covering such interest subject to such Assignment until Husky provides such Assignment to such Participant. In addition, if Husky fails to provide the Assignment required by this paragraph, the obligation of the Participant to pay any JIBs will be suspended until the Assignment is provided. Participant will pay any JIBs that have been unpaid because of this provision within five (5) days of the information being provided.

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5.            Representations and Warranties.

(a)            Participants. The Participant represents and warrants to Husky as of the date hereof that:

(i)           Organization; Power. Such Participant is a validly existing limited partnership, limited liability company or corporation, as applicable, and has all requisite partnership, limited liability company or corporate power and authority, as applicable, to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii)          Due Authorization. This Agreement has been duly authorized by all necessary partnership, limited liability company or corporate action of such Participant, as applicable, and no further consent or authorization is required by such Participant, its general partner, limited partners, directors, stockholders, managers, members or other equity holders. Neither this Agreement nor any of the transactions provided for herein, violates (A) any provision of such Participant’s certificate of limited partnership, certificate of formation or certificate of incorporation, limited partnership agreement, operating agreement or bylaws, or similar organizational documents, (B) any agreement by which such Participant or any of its properties is bound, or (C) any federal, state or local law, rule or regulation or judicial order applicable to such Participant or its properties, except in the case of (B) or (C) as would not have a material adverse effect on such Participant’s performance of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Participant and is legal, valid and binding on such Participant and enforceable against such Participant in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement of creditors’ rights generally.

(iii)         Litigation. To the best knowledge of Hunton, there are no pending claims, suits, actions or other proceedings in which the Participant is a party (or, to its respective knowledge, which have been threatened to be instituted against it or its Properties) which affect the Properties (including, without limitation, any actions challenging or pertaining to its respective title to any of the Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the Parties’ performance of their obligations hereunder.

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(b)           Husky. Husky represents and warrants to the Participant as of the date hereof that:

(i)           Organization; Power. Husky is a validly existing limited partnership, limited liability company or corporation, as applicable, and has all requisite partnership, limited liability company or corporate power and authority, as applicable, to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii)         Due Authorization. This Agreement has been duly authorized by all necessary partnership, limited liability company or corporate action of Husky, as applicable, and no further consent or authorization is required by Husky, its general partner, limited partners, directors, stockholders, managers, members or other equity holders. Neither this Agreement nor any of the transactions provided for herein, violates (A) any provision of Husky’s certificate of limited partnership, certificate of formation or certificate of incorporation, limited partnership agreement, operating agreement or bylaws, or similar organizational documents, (B) any agreement by which Husky or any of its properties is bound, or (C) any federal, state or local law, rule or regulation or judicial order applicable to Husky or its properties, except in the case of (B) or (C) as would not have a material adverse effect on Husky’s performance of its obligations under this Agreement. This Agreement has been duly executed and delivered by Husky and is legal, valid and binding on Husky and enforceable against Husky in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement of creditors’ rights generally.

(iii)         Litigation. To the best knowledge of Husky, there are no pending liens, claims, suits, actions, investigations or other proceedings in which Husky is a party (or, to its respective knowledge, which have been threatened to be instituted against it or its Properties) which affect the Properties (including, without limitation, any actions challenging or pertaining to its respective title to any of the Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the Parties’ performance of their obligations hereunder, except a mechanics and materialmens lien filed on May 7, 2010, in Book 2184 at Page 46 of the Logan County records with regard to the Robinson 1-30H Well, said lien having expired by its own terms without an action filed to enforce that lien, and an inquiry by the Texas state securities commission earlier in 2011,

(iv)        Royalty Burdens. None of the interested Parties have been or shall be granted any Royalty Burdens with respect to any of the Existing Wells or Properties, except for the Geologist ORRI’s as permitted herein. Neither HUSKY nor any of its Affiliates has any other obligation (oral or in writing) to grant any Royalty Burdens with respect to the Existing Wells or Properties. Husky further represents that no additional Royalty Burdens were attached to the Properties other than the mineral owner royalty interests and the Royalty Burden associated with the Properties has not changed since Husky indirectly or directly acquired the Properties from the mineral owner. Additionally, no additional Royalty Burdens shall be granted to or by Husky with respect to the Properties in respect to the Participant’s undivided leasehold.

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(iv)        Financial Interests. Husky shall ensure that none of their officers, directors, managers or employees has a direct or indirect financial interest in any contractor (each a “Well Contractor”) working on any Well unless such interest is disclosed and approved by the Participant prior to such Well Contractor being employed. Husky shall also ensure that none of their officers, directors, managers or employees directly or indirectly requests or receives from a Well Contractor any commissions, gifts or compensation of any type or value.

(v) Consents. No consent, approval, authorization or permit of, waiver by or filing with or notification to, any Person is required for or in connection with the execution and delivery by Husky of this Agreement and the other agreements, documents and instruments executed in connection herewith to which either of them is a party or in connection with the performance by Husky of the terms and conditions contemplated hereby and thereby.

(vi)        Lease Obligations. To the best knowledge of Husky, Husky is not in breach under the terms of any of the mineral leases which comprise a part of the Properties (the “Leases”); no other party is in breach thereunder and all such Leases are in full force and effect; there has not occurred any event, fact or circumstance, which, with the lapse of time or the giving of notice or both, would constitute a breach or default under any Lease on behalf of it or any other party. Husky has not received any claims or demands (whether written or oral) that royalties or other payments due under any Leases have not been properly and timely paid, or that any conditions necessary to keep the Leases in force have not been fully performed.

(vii)       Calls on Production; Hedging. No Person has any call upon, option to purchase, or similar rights with respect to production from the Properties. There are no hedging contracts or similar contracts currently in place related to production from the Properties and Husky will not enter such on behalf of the Participant and the Participant’s WI’s.

(viii)      P&A. There is no Well that Husky is currently or in the near future will be obligated by law or contract to plug and abandon on any of the Properties.

(ix)        Maintenance of Properties. The Properties, including without limitation, the Wells and the Equipment, are being, now and in the future, (and, to the extent the same could adversely affect the ownership or operation of the Properties after the date hereof, have in the past during Husky’s ownership thereof been) maintained in a good and workmanlike manner in all material respects, in accordance with prudent industry standards and in conformity with all applicable laws and in conformity with all contracts. All Wells have the appropriate and necessary infrastructure in place and/or available for the marketing, transportation and processing of natural gas therefrom.

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(x)         Taxes. Husky has filed all tax returns required by applicable laws with respect to its respective interests in the Properties due on or prior to the Effective Date. Husky has not received written notice of any pending claim against it or its interest in any of the Properties from any applicable taxing authority for assessment of taxes with respect to the Properties. Husky’s respective interests in the Properties are not subject to tax partnership recording for federal income tax purposes.

(xi)        Books and Records. All accounts, books, ledgers, operating information, data and official and other financial records necessary for the operation of the Properties, including without limitation, the Wells and the Equipment (the “Books and Records”), during Husky’s ownership of the Properties, now and in the future, will he fully, properly and accurately kept and complete in all material respect.

(xii)        Environmental. To the best knowledge of Husky, (i) Husky has not, and no other Person has, generated, used, treated, disposed of, released or stored Hazardous Materials (defined below) on, or transported Hazardous Materials in any material quantities to or from, any of the Properties; (ii) Husky is in compliance with applicable environmental laws and the requirements of any permits issued under such environmental laws with respect to the Properties; and (iii) there are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any applicable environmental law with respect to the Properties, nor is there a reasonable basis for any such actions. To the best knowledge of Husky, none of the Equipment on the Properties is leaking as of the Effective Date nor have any such leaks occurred that have not been remediated. For purposes of this Agreement, “Hazardous Materials” shall mean all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any applicable environmental laws.

(xiii)       Insurance. Husky maintains and will continue to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as required by the JOA and as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations. Additionally and for the avoidance of doubt, from and after the Effective Date, Husky shall include the Participant as additional insureds on all insurance policies relating to the Properties in which the Participant elects to participate.

(xviii)    No Untrue Statements.To the best knowledge of Husky, no representation or warranty of Husky contained in this Agreement or any statement or information made by or provided by Husky contained in any schedule, exhibit, certificate, written statement, document or instrument, or other information attached to, delivered or required to be delivered by Husky pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document.

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6.             Indemnification Actions. All claims for indemnification under Section 7 shall be asserted and resolved as follows:

(a)           To make a claim for indemnification under Section 7, an Indemnified Person shall notify the Indemnifying Person of its claim, including the basis under this Agreement for its claim (the “Claim Notice”), If the claim for indemnification is based upon a claim by a third party against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 6(a) shall not relieve the Indemnifying Person of its obligations under Section 7 except to the extent (and only to the extent of any incremental Damages incurred) such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim.

(b)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have fifteen (15) days from its receipt of the Claim Notice to notify the Indemnified Person whether or not it agrees to indemnify and defend the Indemnified Person against such Claim under this Section 6. The Indemnified Person is authorized, prior to and during such fifteen (15) day period, to file any motion, answer, or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Person.

(c)            If the Indemnifying Person agrees to indemnify the Indemnified Person, the Indemnifying Person shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have control of such defense and proceedings except to the extent the Indemnified Person reasonably believes that there might be a conflict of interest between such Indemnified Person and the Indemnifying Person in connection with such Claim, in which case the Indemnified Person shall be entitled to maintain separate counsel at the Indemnifying Person’s expense and the Indemnified Person shall have full control of such defense and proceedings. The Indemnified Person may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 6. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may adversely affect the Indemnified Person or any of its Affiliates or any of their assets (other than as a result of money damages covered by the indemnity).

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(d)           If the Indemnifying Person does not agree to indemnify the Indemnified Person within the fifteen (15) day period specified in Section 6(b), fails to give notice to the Indemnified Person within such fifteen (15) day period regarding its election, or if the Indemnifying Person agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing.

(e)            In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have fifteen (15) days from its receipt of the Claim Notice to (i) cure the Damages complained of (ii) agree to indemnify the Indemnified Person for such Damages; or (iii) dispute the claim for such Damages. If such Indemnifying Person does not respond to such Claim Notice within such fifteen (15) day period, such Person will be conclusively deemed obligated to provide such indemnification hereunder.

7.           Commissions. As to any future commissions or the like not set forth in this Agreement, each Party agrees to indemnify, defend and hold the other Parties (and their respective Affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such persons) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and reasonable attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such Party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

8.            Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and he delivered personally, by recognized commercial courier or delivery service which provides a receipt, or by registered or certified mail (postage prepaid), at the following addresses:

If to Participant:	Starboard Resources LLC
300 E. Sonterra Blvd., Suite 1220
San Antonio, TX 78258
XXXXXXXXXXXXXX
Tel: (210) 999-5400 Ext. XXXXX
Fax No.: XXXXXXXXXXXX
Attention: Mike Pawelek

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With a copy to:	Hunton Oil LLC
c/o ASYM
1055 Washington Boulevard, Suite 410
Stamford, CT 06901
Email: XXXXXXXXXXXX
Tel: (203) 595-5600 Ext. XXXXXXXXXXXX
Fax No.: XXXXXXXXXXXX
Attention: Greg Imbruce

Hunton Oil LLC
c/o ASYM — Director of Operations
1055 Washington Boulevard, Suite 410
Stamford, CT 06901
Email: XXXXXXXXXXXX
Attention: Andrew Lee

If to Husky:	Husky Ventures, Inc.
204 N. Robinson, Suite 1800
Oklahoma City, Oklahoma 73102
Email: XXXXXXXXXXXX
Tel: XXXXXXXXXXXX
Fax No.: XXXXXXXXXXXX
Attention: Charles V. Long Jr.

and shall be considered delivered on the date of receipt if a Business Day or, if not a Business Day, on the first Business Day after the date of receipt. Each Party may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other Parties, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

9.             Survival of Provisions. All representations and warranties made herein by the Parties shall be continuing and shall survive the Effective Date and the delivery of an Assignment for a period of two (2) years after the Effective Date. The obligations of the Parties under Section 7 shall (subject to any limitations set forth therein) survive the Effective Date until the expiration of any applicable statute of limitations.

10.           Miscellaneous Matters.

(a)            Additional Definitions. For purposes of this Agreement:

(i)          “AAA” means the American Arbitration Association.

(ii)         “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, any natural person related by blood, law or marriage to any other natural person associated with a Party or any related party.

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(iii)       “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Oklahoma or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close.

(iv)        “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (through the ownership of voting securities or by contract or otherwise) (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person.

(v)         “Day” means any day, unless stated otherwise.

(vi)        “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

(vii)       “Spud” means the date the rotary drilling bit touches ground.

(b)            Further Assurances. At any time after the Effective Date, each Party shall within ten (10) Business Days of a request of another Party, execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary or appropriate to more fully and effectively grant, convey and assign the Properties to the Participant or otherwise to confirm or carry out the provisions of this Agreement.

(c)            Dispute Resolution.

(i)          Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breaCh hereof which cannot be resolved by good faith discussions among the Parties within thirty (30) days (or such longer period as may be agreed by the Parties) shall be referred by any Party to, and shall be finally settled by, arbitration under and in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”). A Dispute shall be deemed arisen when either Party notifies the other in writing to that effect. The governing law of any such arbitration is set forth in Section 16.

(ii)         The place of arbitration shall be in Fairfield County, Connecticut, and the award shall be deemed to have been made there. The arbitration tribunal shall consist of one arbitrator appointed in accordance with the Rules. Arbitration shall be in English. The decision of the arbitrator shall include a statement of reasons for such decision, the award shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction for its enforcement. In connection with such enforcement, the Parties will submit to the nonexclusive jurisdiction of the state or federal courts found in Oklahoma City, Oklahoma, waive any objections to venue in such courts and, to the extent necessary to accomplish the foregoing, enter into such agreements as are necessary to appoint an agent for the service of process in connection with such an enforcement action.

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(iii)       The prevailing Party shall be entitled to its costs of the arbitration proceedings and any litigation related to the arbitration or this Agreement, including, but not limited to, those costs directly and indirectly associated with expert witnesses, translators and attorneys’ fees.

11.           Parties Bear Own Expenses. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transactions contemplated by this Agreement.

12.           Payments. If a Party makes a payment for or on behalf of another Party or is owed monies with respect to any expense, cost or other item for which the other Party is responsible hereunder or otherwise, the other Party shall reimburse the Party making the payment promptly within ten (10) business Days after receipt of evidence of such payment. Operating expenses on monthly JIBS will be paid by Participant to Husky ten (10) Business Days after receipt of the JIB, provided charges included in such JIB are (i) reasonable, (ii) at market rates, (iii) invoices related to such charges are made available to Participant upon request by Participant, and (iv) such charges are in accordance with this Agreement.

13.           Insurance. Intentionally left blank.

14.           Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter, except that certain Release entered into by the Parties hereto and other Persons on even date hereof, said Release to accompany and survive this Agreement. In the event of a conflict between the provisions of this Agreement and any of the JOAs, the provisions of this Agreement shall be controlling as between the Parties.

15.           Amendments, Waivers. This Agreement may he amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

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16.           Choice of Law. Without regard to principles of conflicts of law, this Agreement, shall be construed and enforced in accordance with and governed by the laws of the State of New York. Any arbitration that may be conducted under the terms of this Agreement shall be conducted in Fairfield County, Connecticut.

17.           Headings, Time of Essence. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. “Time is of the Essence” in this Agreement.

18.           Successors and Assigns. Subject to the limitation on assignment contained in the following sentence, the Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. No Party shall have the right to assign its rights under this Agreement, without the prior written consent of the other Parties first having been obtained. Notwithstanding the foregoing and anything otherwise provided in Section 12, Participant may assign its rights and obligations under this Agreement to an Affiliate thereof or an account managed by the investment advisor or manager of Participant or Starboard Resources LLC, respectively (a “Managed Account”), without any Party’s prior written consent.

19.           Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for any of the Parties to sign the same counterpart. The execution of delivery of this Agreement may be evidenced by facsimile or scanned email, which shall be binding upon the Parties.

20.           No Third Party Beneficiary Rights. Except as otherwise provided in Section 7, this Agreement is not intended to and shall not be construed to give any Person other than the Parties and their respective successors and permitted assigns any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

21.           Publicity. Except as otherwise required by applicable laws or regulations, no Party shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contemplated hereby, without obtaining the prior written approval of the other Parties hereto to the contents and the manner of presentation and publication thereof.

22.           Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

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23.           Not to be Construed Against the Drafter. Each Party acknowledges that it has read this Agreement, has had the opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement.

24.           Memorandum. To give record notice of this Agreement, the Participant may file a memorandum of this Agreement, in an industry standard form to be mutually agreed upon by the Parties, in any county in the State of Oklahoma, or in any county in any other state where Husky acquires Properties that are subject to this Agreement.

25.           Cure Period. Each Party will have three (3) Business Days following receipt of notice from the Party providing notice to cure such defect, unless herein stated otherwise.

26.           Remedy. Except as may be cured by Husky during the cure periods provided herein, any violations of the Agreement by Husky shall (i) be considered “good cause” under Article V.B. of the JOA for the Participant to poll the owners in the wells in an election to determine if Husky should be replaced as operator; (ii) except where there are specific provisions for collection elsewhere in this Agreement, Participant may proceed to collect any amounts owed to Participant by Husky under this Agreement by any legal means available to Participant with interest accruing on a daily basis on any unpaid amount at a rate of eighteen percent (18%) per annum or the highest annual interest rate permitted by law beginning on the date of such event until such amount is paid by Husky.

27.           Best Efforts. The Parties hereto must act on “best efforts” basis hereunder, unless stated otherwise. “Best efforts” shall not be considered as affecting the Participant’s right to elect to become a Non-Electing Participant.

28.           Additional Information. Any information required hereunder that Husky has not provided to Participant through the Effective Date shall be provided to Participant within 60 days from the date of the execution of this Agreement, which shall include, but not be limited to, Division Order Title Opinions. Any information required hereunder and received by Husky after the Effective Date shall be provided to Participant within thirty (30) days of the date of the execution of this Agreement or thirty (30) days of receipt, unless herein stated otherwise.

(SIGNATURE PAGE FOLLOWS.)

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IN WITNESS WHEREOF, this Agreement is executed by the Parties on December 13, 2011.

STARBOARD RESOURCES LLC		HUSKY VENTURES, INC.

By:		By:
Name:	Mike Pawelek	Name:	Charles V. Long Jr.
Title:	President	Title:	President

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